Exhibit 10.49

2003 Executive Bonus Plan

Purpose

The purpose of the 2003 Executive Bonus Plan is to incentivize executives to meet and exceed the Company’s 2003 Operating Plan.

Eligibility

All 16B officers, Vice President of Systems Architecture Group, and Vice President of Advanced Technology Division, hired on or before September 30, 2003.

Executive Bonus Pool

Thirty percent (30.0%) of FY 2003 net operating income (earnings excluding interest income derived from any capital raised after December 31, 2002, and non-operating net income) exceeding $0.1800 per share will be dedicated to the executive bonus pool.  The number of shares used in the calculation will be the same as for the public EPS calculation.  There will be no cap on the size of the pool; net operating income must reach a minimum of $0.1900 per share, otherwise the Executive Bonus Pool will not be funded and no payouts will be authorized.  Bonus targets will not be for EPS purposes, i.e., the pool allocation is made after calculation of EPS net of the pool contribution.

Allocation

Bonus targets will allocated based on the following factors:

Category

Factor

CEO	0.5
PRESIDENT	0.4
All Others	0.25

Factors for executives hired after January 31, 2003 will be reduced on a pro-rata basis in accordance with accrued service calculated on a seven (7) day per week calendar basis.

To calculate target allocations, the executive bonus pool will be divided by the product of these factors times the number of eligible executives in each category on the payout date.

For example, if net operating earnings were $0.2000 per share with 70 million shares outstanding, the bonus pool would be $420,000.00 (($0.2000 - $0.1800) * 70,000,000 * 30% = $420,000.00).

Assuming eligible executives on the bonus payment date consist of one (1) CEO, one (1) PRESIDENT, and ten (10) others, all of whom were hired on or before January 31, 2003, bonus targets would be as follows:

Category

Example Target

		Total
CEO (1)	$61,765	$61,765
PRESIDENT (1)	$49,412	$49,412
All Others (10)	$30,882	$308,823
TOTAL		$420,200

Administration

If indicated, payouts will be completed no later than February 15, 2004.  Eligible executive must be a regular employee in good standing on the payout approval date in order to receive a payout.

In January 2004, the CEO will present executive bonus recommendations to the Compensation Committee (“Committee”), which will have the authority to alter the CEO recommendations.  Based on the performance and contribution (achievement versus objectives, goals, and metrics; jointly determined by the CEO and PRESIDENT) of each executive, CEO-recommended and Committee-approved payouts may be higher or lower than bonus targets; however, the sum of all payouts may not exceed the funded amount of the Executive Bonus Pool.

Payouts will be considered authorized upon approval by the Committee.  Bonuses will not be considered “earned” until approval by the Committee.

Executive:	Date:

CEO:	Date:

PRESIDENT:	Date:

CFO:	Date: